ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2000-2
$ 318,684,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2003




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2003   5,323,990     610,126     473,009    5.65%    5,662,034    5.63%
 Feb-2003   5,516,006     579,735     439,139    5.55%    4,267,902    4.50%
 Mar-2003   4,591,514     547,807     298,684    3.97%    4,207,879    4.67%
 Apr-2003   5,169,545     521,214     260,743    3.68%    4,112,420    4.84%
 May-2003   5,016,735     491,274     350,349    5.27%    3,991,780    5.00%
 Jun-2003   4,754,927     462,219     371,929    5.95%    4,203,225    5.61%
 Jul-2003   4,581,030     434,680     179,969    3.07%    4,232,451    6.01%
 Aug-2003   4,524,102     408,148     299,570    5.47%    4,096,257    6.23%
 Sep-2003   4,269,240     381,946     113,815    2.22%    3,982,049    6.47%
 Oct-2003   4,048,588     357,220     281,536    5.88%    3,956,967    6.89%
 Nov-2003   4,058,095     333,772     298,317    6.72%    3,847,614    7.23%
 Dec-2003   3,316,540     310,269     129,759    3.12%    4,811,430    9.64%

          _____________________________________
  Totals   55,170,310   5,438,408   3,496,819

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.